Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of October 13, 2021 (the “Effective Date”), is by and between Lordstown Motors Corp., a Delaware corporation (“Company”), and Adam Kroll (“Executive”). Certain capitalized terms shall have the meaning given to them in Section 7 below.

WHEREAS, Company and Executive desire to enter into an employment agreement on the terms and conditions set forth herein;

WHEREAS, Company considers Executive a “key executive” and agrees to provide Executive the significant consideration described in this Agreement as and for Company’s retention of Executive; and

WHEREAS, Company and Executive desire to enter into this Agreement as of the Effective Date and this Agreement shall supersede all prior employment terms and conditions, whether or not in writing.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.             Employment Period. Subject to the terms and conditions of this Agreement, Company hereby agrees to employ Executive as the date hereof and as the Chief Financial Officer (“CFO”) of Company during the Employment Period, and Executive hereby agrees to be employed by Company and provide services for and on behalf of Company during the Employment Period subject to and in accordance with this Agreement. The period from October 25, 2021 until the Termination Date shall be referred to as the “Employment Period.”

2.             Duties. Executive agrees that, during the Employment Period, Executive will serve Company diligently and in good faith and will, subject to the exceptions below, devote his full business time, energies and talents to serving as the CFO of Company, subject to and at the direction of the Company’s Chief Executive Officer (the “CEO”). Executive shall: (a) have such duties and responsibilities commensurate with his position as CFO and as may be reasonably assigned to Executive from time to time by the CEO; (b) perform all lawful duties assigned to Executive in good faith, subject to the reasonable direction of the CEO; and (c) act in accordance with written Company policies as may be in effect from time to time. Notwithstanding the foregoing, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations); provided such activities do not inhibit, prohibit, interfere with or breach any of Executive’s duties under this Agreement or common law, or otherwise conflict in any material way with the Company Business.

3.             Compensation and Benefits. Subject to the terms and conditions of this Agreement, Company shall pay Executive, and Executive agrees to accept from Company, as compensation in full for his services to be performed hereunder and for the faithful performance and observance of all of his obligations to Company hereunder, the following annual salary and other compensation during the Employment Period:

(a)              Base Salary. Company shall pay to Executive a base salary in the amount of $450,000 per annum (the “Annual Base Salary”), payable in equal periodic installments less all customary payroll deductions (with such annual salary for any part of a month to be paid on a pro- rated basis), in accordance with customary policies and normal payroll practices of Company.

(b)              Annual Bonus. Executive shall be eligible to receive an annual bonus during the Employment Period with an annual target bonus equal to 80% of Annual Base Salary, based on Company and individual performance and subject to the discretion of the Company’s board of directors (the “Board of Directors”) or a committee thereof. For the fiscal year ending December 31, 2021, Executive will be entitled to receive an annual bonus that is equal to no less than Executive’s annual target bonus, prorated based upon the number of days from October 25, 2021 through December 31, 2021, which shall be paid on or before January 15, 2022 subject to Executive’s continued employment through the payment date.

(c)              Benefits. From the Effective Date and during the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate in all executive plans and programs as in effect from time to time thereof generally available to other executives of Company and subject to the terms and conditions thereof, including a 401(k) Plan, medical and dental, and disability benefits. Notwithstanding the foregoing, Company shall be permitted to amend, add to or eliminate the benefit plans at any time and at Company’s sole discretion.

(d)             Vacation. Executive shall be entitled to vacation time consistent with Company’s established programs and policies as may be in effect during the Employment Period; provided that Executive shall be entitled to four weeks of vacation per year (which, if not used in a fiscal year, will not be carried to the next fiscal year).

(e)              Expense Reimbursement. Executive shall be reimbursed by Company, on terms and conditions that are substantially similar to those that apply to other similarly situated executives of Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are actually incurred by Executive in connection with the Company Business. Executive’s position with Company will be based at Company’s Michigan facility. From the Effective Date and during the Employment Period, Company shall reimburse Executive for reasonable travel expenses, including to Company’s California, Michigan and Ohio facilities. Notwithstanding anything to the contrary in this Section 3(e), Company shall be required to reimburse Executive for the expenses described in this Section 3(e) only to the extent that Executive complies with the policies, practices and procedures of Company for incurring expenses and submitting expense reports, receipts, or similar documentation of any such expenses.

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(f)               Equity Awards. In connection with the commencement of Executive’s employment with the Company, on the Effective Date, Executive will be granted an award of (i) 200,000 stock options with an exercise price equal to $5.12 per share and (ii) 250,000 restricted stock units pursuant to the 2020 Incentive Plan, subject to the terms and conditions set forth in award agreements between Company and Executive (such awards, the “Initial Equity Awards”). The Initial Equity Awards will vest ratably on each of the first, second and third anniversary of the grant date, subject to Executive’s continued employment with the Company through each such vesting date. Company intends to make annual equity compensation awards and Executive will be eligible for annual equity awards based on Executive’s seniority. It is expected that Executive will receive equity awards in each of 2022 and 2023 that are equivalent in value to the Initial Equity Awards and that Company will grant these awards during the first six months of 2022 and 2023, respectively, subject to Executive’s and Company’s performance. All stock options granted by Company to Executive shall permit Executive to exercise vested options for up to six months following termination of employment for any reason other than Cause (but in no event later than the full option term).

(g)              Indemnification; D&O coverage. At all times, during the Employment Period, (i) Executive shall be eligible for indemnification (including the advancement of attorneys’ fees) pursuant to the Company’s bylaws to the fullest extent of the law, and (ii) Executive shall be covered by Company’s directors’ and officers’ insurance policy (the “D&O Insurance Policy”) with Side A and Side B limits not less than in effect on the Effective Date, if available on commercially reasonable terms.

4.             Term and Termination.

(a)              Term. The term of Executive’s employment hereunder shall commence on the Effective Date and continue until terminated. The effective date of any termination hereunder shall be referred to as the “Termination Date”.

(b)              Termination. Executive’s employment hereunder may be terminated on the following terms and conditions:

(i)               by Company for Cause, effective upon written notice from Company to Executive, following the expiration, without cure, of any applicable cure period;

(ii)              by Company for any reason other than for Cause, effective 30 days following written notice from Company to Executive, provided that Company may place Executive on paid leave during any portion of such 30 day period;

(iii)             by Executive for any reason, effective 30 days following written notice from Executive to Company or any earlier date as may be determined by Company in its sole discretion, provided that Company may place Executive on paid leave during any portion of such period; or

(iv)             by Change of Control as defined herein.

(c)              Death/Disability. This Agreement and Executive’s employment hereunder shall terminate immediately and automatically by reason of Executive’s death or Disability and Executive (or his estate) shall receive all vested equity awards and pro rata vesting of unvested equity awards (based on the number of full or partial months served from the most recent vesting event to the date Executive’s Termination Date). In the event Executive’s employment with Company terminates, for any reason whatsoever, including death or Disability, Executive shall be entitled to the benefits described in Section 4(h).

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(d)              Severance Payment.

(i)               In the event of a Termination Upon Change of Control, or if Company terminates Executive’s employment other than for Cause or Executive resigns for Good Reason, Executive shall be entitled to receive an amount equal to the sum of eight months of Executive’s Annual Base Salary and $25,000, which shall be paid according to the following schedule (subject to Section 4(d)(iv)): (a) a lump sum payment equal to one-half of such amount shall be payable within ten days of following the Termination Date, and (b) one-fourth of the balance of such amount shall be payable within ten days of each of the three-month, six-month, nine-month and 12 month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, that if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. In addition to the foregoing severance payment, in the event of Executive’s termination for any reason other than (i) Cause or (ii) Executive’s resignation without Good Reason, Executive shall be entitled to receive, within ten days following the termination, a lump sum payment equal to 100% of (a) any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date; and (b) the target bonus then in effect for Executive for the year in which such termination occurs, such payment to be prorated to reflect the full number of months Executive remained in the employ of Company; provided, however, that if Section 409A of the Code would otherwise apply to such cash payment, it instead shall be paid at such time as permitted by Section 409A of the Code. To illustrate, if Executive’s target bonus at 100% equals $120,000 for the calendar year and Executive is terminated on October 15th, then the foregoing payment shall equal $100,000 (i.e., ten (10) months’ prorated bonus at one hundred percent (100%) with October counting as a full month worked).

(ii)              [RESERVED]

(iii)             Notwithstanding anything in this Agreement to the contrary, payments to be made upon a termination of employment under this Agreement will be made upon a “separation from service” within the meaning of Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. To the maximum extent permissible payments under this Agreement shall be treated as exempt from Section 409A first pursuant to the exception for short-term deferrals, then pursuant to the exception for payments related to separations from service, and then for de minimis amounts

(iv)             Executive shall forfeit all rights to payment of severance pursuant to this Section 4(d) or otherwise unless he signs and delivers a general release and separation agreement, in form and substance reasonably acceptable to Company within 60 days after Executive’s termination of employment. Notwithstanding anything to the contrary contained herein, no severance payment will be due and payable until Executive executes and delivers such general release and separation agreement and it is not subject to revocation, if applicable.

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(e)              Equity Compensation Acceleration. If Company terminates Executive’s employment other than for Cause or Executive resigns for Good Reason, then subject to Section 4(d)(iv), the vesting and exercisability of all then outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to Executive under any equity incentive plan (the “Company Plans”) adopted by the Board of Directors shall be accelerated as to 100% of the shares subject to any such equity awards granted to Executive. Upon any vesting of restricted stock units, the Company shall withhold from the shares delivered to Executive a sufficient number of shares to allow the Company to remit on Executive’s behalf state and federal taxes calculated at the highest marginal tax rate.

(f)               [RESERVED]

(g)              Indemnification. In connection with Executive’s termination from Company, regardless of the reason, (a) Company shall continue to indemnify Executive against all claims related to actions arising prior to the termination of Executive’s employment to the fullest extent permitted by law (including without limitation advancement of attorneys’ fees), and (b) Company or its successor shall continue to provide coverage under a D&O Insurance Policy for not less than 36 months following such termination on substantially the same terms of the D&O Insurance Policy in effect immediately prior to such termination.

(h)              Termination from all Positions; Rights and Payments Upon Termination. In connection with Executive’s termination from Company, regardless of the reason, (1) Executive agrees that, effective as of the Termination Date, Executive shall resign and be terminated from all positions Executive holds as a director, officer or employee of Company or any Subsidiary or Affiliate thereof and shall execute any necessary documentation to properly effectuate such termination and (2) Executive shall be entitled to the Minimum Payments, in addition to any payments or benefits to which Executive may be entitled under the express terms of any executive benefit plan or as required by law. Any payments to be made to Executive pursuant to this Section 4 shall be made in accordance with Company’s customary policies and normal payroll practices.

5.             Restrictive Covenants.

(a)              Confidential Information. Executive recognizes and acknowledges that he may receive certain confidential and proprietary information and trade secrets of Company, its Affiliates and Subsidiaries, including (i) internal business information (including, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Company, its Affiliates and Subsidiaries and their respective confidential information; (iii) industry research compiled by, or on behalf of Company and its Affiliates and Subsidiaries, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Company and its Affiliates and Subsidiaries; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) computer software documentation, data and data bases and updates of any of the foregoing; (collectively, “Confidential Information”). Executive will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized representatives and employees of Company or its Affiliates and Subsidiaries and as otherwise may be proper in the course of performing Executive’s obligations under this Agreement or (ii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that, unless otherwise prohibited by law, rule or regulation, Executive shall provide to the Board of Directors prompt notice of any such disclosure. For purposes of this Section 5(a), Confidential Information does not include any information that is or becomes generally known to the other participants in the industry in which Company and its Subsidiaries operate other than as a result of any breach of nondisclosure by any Person. The limitations in this Section 5(a) are in addition to, and not in lieu of, any other restrictions that Executive may be bound by (whether by contract or otherwise), including Company’s Proprietary Information and Inventions Agreement.

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Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(b)              Documents and Property. All records, files, documents and other materials or copies thereof relating to the Company Business, which Executive shall prepare, receive, or use shall be and remain the sole property of Company, shall not be used by Executive in any manner that would be adverse to Company’s interests, and, other than in connection with the performance by Executive of his duties hereunder, shall not be removed from the premises of Company or any Subsidiary without Company’s prior written consent, and shall be promptly returned to Company upon Executive’s termination of employment hereunder for any reason whatsoever, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

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(c)              Non-Competition/Non-Solicitation. From the Effective Date and during the Employment Period and for a two (2) year period thereafter (the “Restricted Period”), Executive will not, directly or indirectly, individually or as a shareholder, director, manager, member, officer, employee, agent, consultant or advisor of any Person: (i) acquire or hold any economic or financial interest in, act as a partner, member, shareholder, consultant, employee or representative of, render services to, or otherwise operate, engage in or hold an interest in any Person that engages in, or engages in the management or operation of any Person that engages in any business that competes with the Company Business; (ii) solicit orders from or seek or propose to do business with any customer or supplier of the business relating to the Company Business; or (iii) influence or attempt to influence any customer, supplier, employee, contractor, representative or advisor of the Company Business to curtail, terminate or refrain from maintaining its, his or her relationship with Company or any of its Subsidiaries; provided, however, that the ownership of less than 1% of the voting stock of any publicly held corporation shall not be a violation of this Agreement.

(d)              Non-Disparagement. During and after Executive’s employment with Company, neither Company nor Executive will make any adverse or derogatory statements, remarks or comments, oral or written, directly or indirectly, to any individual or entity about or with reference to or with respect to Executive or Company, or any of its executives, officers, managers, members, directors or agents. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)              Remedies for Breach of Covenants. Executive acknowledges and expressly agrees that the covenants contained in this Section 5 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that, in light of his position with Company and access to Confidential Information from the Effective Date and during the Employment Period, the restrictions contained in this Section 5 are reasonable and necessary for the protection of the legitimate business interests of Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Company and such interests, and that such restrictions were a material inducement to Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, Company, in addition to and not in limitation of, any other rights, remedies or damages available to Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief, to prevent or restrain any such violation by Executive and any and all Persons directly or indirectly acting for or with him, as the case may be.

6.             Inventions and Innovations. Executive acknowledges and agrees that he is separately bound by the Proprietary Information and Invention Agreement with Company. In addition, and notwithstanding anything to the contrary in the Proprietary Information and Invention Agreement, Executive acknowledges and agrees that all right, title and interest in and to any past, present and future inventions, business applications, know-how, customer lists, trade secrets, innovations, methods, designs, ideas, improvements, copyrights, patents, domain names, trademarks, trade dress and other intellectual property which Executive personally develops or creates in whole or in part at any time and at any place during his employment with Company, and which is, directly or indirectly, related to or usable in connection with, the business activities of Company (all items set forth above are hereafter collectively referred to as the “Inventions and Innovations”), shall be and remain forever the sole and exclusive property of Company, and Executive thus automatically assigns and agrees to assign any such right, title and interest in his possession, or that he acquires, to Company. In this regard, Executive acknowledges and agrees that any Inventions and Innovations embodying copyrightable subject matter are “works made for hire,” and Executive automatically assigns and agrees to assign all right, title and interest to Company in the same if such Inventions and Innovations are not “works made for hire.” Executive agrees to promptly reveal all information relating to the Inventions and Innovations to Company and cooperate with Company to execute such documents as may be necessary to establish ownership and protection in Company’s name for the Inventions and Innovations. Notwithstanding the foregoing, Inventions and Innovations shall not include any publicly available information or any information that was developed by Executive on his own time with his own tools and/or materials and without the resources of Company or any Subsidiary thereof.

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7.             Definitions. As used throughout this Agreement, all of the terms defined in this Section 7 shall have the meanings given below.

“2020 Incentive Plan” shall mean the Company’s 2020 Equity Incentive Plan.

“Affiliate” shall mean each individual, company, corporation, partnership, limited liability company, joint venture or other business entity, which is, directly or indirectly, controlled by, controls, or is under common control with, Company, where “control” means (i) the ownership of a majority of the voting securities or other voting interests or other equity interests of any company, corporation, partnership, limited liability company, joint venture or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such company, corporation, partnership, limited liability company, joint venture or other business entity.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Base Salary” shall have the meaning set forth in Section 3(a).

“Board of Directors” shall have the meaning set forth in Section 3(b ).

“Cause” shall mean the Board of Directors’ determination in good faith that Executive has:

(i)               disregarded or refused to substantially perform his duties and obligations to Company as required by this Agreement and the Board of Directors (other than any such failure resulting from his Disability or Executive’s termination of his employment with Company for any reason);

(ii)              breached a fiduciary responsibility to Company in any material respect;

(iii)             commission of an act of fraud, embezzlement or other misappropriation of funds;

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(iv)             breached any confidentiality or proprietary information agreement in any material respect between Executive and Company;

(v)              acted with gross negligence or willful misconduct when undertaking Executive’s duties;

(vi)             breached this Agreement;

(vii)            Executive’s excessive and unreasonable absences from Executive’s duties for any reason (other than authorized leave or leave required by law or as a result of Executive’s Disability); or

(viii)           Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, (A) a felony, (B) a misdemeanor (other than traffic or motor vehicle violations), or (C) any other act, omission or event that, in any such case, has caused or is likely to cause economic harm to Company or any of its Subsidiaries or the image, reputation and/or goodwill of Company or its Subsidiaries or that Company in good faith believes is reasonably likely to cause material harm to the image, reputation and/or goodwill of Company or its Subsidiaries, their respective products, services and/or trade/service marks;

Notwithstanding the foregoing, prior to Company’s termination of Executive for Cause above, Company shall give Executive written notice specifying in reasonable detail the existence of any condition and Executive shall have 30 days from the date of Executive’s receipt of such notice in which to cure the condition giving rise to Cause (if curable).

“CEO” shall have the meaning set forth in Section 1.

“CFO” shall have the meaning set forth in Section 1.

“Change of Control” means:

(i)               one Person (or more than one Person acting as a group) acquires ownership of stock of Company that, together with the stock held by such person or group, constitutes more than 35% of the total fair market value or total voting power of the stock of Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of Company’s stock and acquires additional stock;

(ii)              a majority of the members of the Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of appointment or election; or

(iii)             one Person (or more than one person acting as a group), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Company immediately before such acquisition(s).

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A transaction shall not constitute a Change in Control if: (a) its sole purpose is to change the state of Company’s incorporation; or (b) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Company’s securities immediately before such transaction.

“Code” shall have the meaning set forth in Section 4(d).

“Company” shall have the meaning set forth in the preamble.

“Company Business” shall mean the business of developing, designing and manufacturing battery-electric vehicles under 10,001 GVW.

“Confidential Information” shall have the meaning set forth in Section 5(a).

“D&O Insurance Policy” shall have the meaning set forth in Section 3(g).

“Disability” shall mean that Executive is unable to effectively perform the essential functions of his job by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for not less than 90 consecutive days or 125 non-consecutive days, in either case during any 12-month period (unless a longer period is required under applicable law, then during such longer period), and in any case as determined in good faith by an independent doctor selected in good faith by the Board of Directors and mutually acceptable to Executive.

“Effective Date” shall have the meaning set forth in the preamble.

“Executive” shall have the meaning set forth in the preamble.

“Employment Period” shall have the meaning set forth in Section 1.

“Good Reason” is defined as the occurrence of any of the following: (i) a breach of this Agreement by Company (including without limitation any of the indemnification provisions); (ii) a material reduction in Executive’s Base Salary or Annual Bonus, (iii) a material change in the geographic location where Executive must perform services; or (iv) Executive has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position (including without limitation if Executive ceases to be the CFO of a public company which is the ultimate parent of the Company). If Executive wishes to terminate his employment for Good Reason, he shall first give Company 30 days prior written notice of the circumstances constituting Good Reason and an opportunity to cure, and such notice must be given to Company within 30 days of Executive becoming aware of such circumstances.

“Initial Equity Awards” shall have the meaning set forth in Section 3(f).

“Inventions and Innovations” shall have the meaning set forth in Section 6.

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“Minimum Payments” shall mean, as applicable, the following amounts:

(i)               Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date, with such payments to be made in accordance with Section 3(a);

(ii)              Executive’s accrued but unpaid vacation days for the period ending on the Termination Date; and

(iii)             Executive’s unreimbursed business expenses and all other items earned and owed to Executive through and including, the Termination Date.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Restricted Period” shall have the meaning set forth in Section 5(c).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (B) that Person is a general partner, managing member, manager or managing director of such partnership, limited liability company, or other business entity. For purposes hereof and unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of Company.

“Termination Date” shall mean the date of termination of Executive’s employment as determined in accordance with Section 3.

“Termination Upon Change of Control” means:

(i)               any termination of the employment of Executive by Company without Cause during the period commencing on or after the date that Company enters into a definitive agreement that results in a Change of Control (even though still subject to approval by Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is 12 months following the Change of Control; or

(ii)              any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that Company enters into a definitive agreement that results in a Change of Control (even though still subject to approval by Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is 12 months following the Change of Control, and (ii) such resignation occurs at or after such Change of Control and in any event within six months following the occurrence of such Good Reason.

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(iii)             Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of Executive: (1) by Company for Cause; (2) by Company as a result of the Disability of Executive; (3) as a result of the death of Executive; or (4) as a result of the voluntary termination of employment by Executive for any reason other than Good Reason.

8.             Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) delivered by a recognized overnight courier service, or (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:

Lordstown Motors Corp.

2300 Hallock Young Road, S.W.

Lordstown, OH 44481

Attention: General Counsel

If to Executive, to:

The address on file with the Company’s Human Resources department or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9.             Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Ohio applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

10.           FORUM SELECTION. ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN TRUMBULL COUNTY, OHIO EXECUTIVE HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED WITHIN TRUMBULL COUNTY, OHIO. EXECUTIVE HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST EXECUTIVE BY COMPANY IN ACCORDANCE WITH THIS SECTION.

11.           WAIVER OF JURY TRIAL. EXECUTIVE AND COMPANY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION TRIED BY A COURT SHALL BE TRIED WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

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12.           Entire Agreement; Severability. This Agreement, together with the Proprietary Information and Inventions Agreement and the Company Plans, constitute the entire agreement between Executive and Company concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.

13.           Withholding of Taxes. Company may withhold from any amounts or other benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

14.           No Assignment. Executive’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will, by the laws of descent or distribution or to a revocable living trust of Executive. In the event of any attempted assignment or transfer contrary to this Section 14, Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.           Successors. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns (including any company into or with which Company may merge or consolidate).

16.           Survival. The provisions of Sections 4, 5, 6, 7, 9, 10, 11, 12, 13, and 14 shall survive the termination of this Agreement.

17.           Amendment; Waivers. This Agreement may not be amended or modified except by written agreement signed by Executive and Company. No waiver of any provision or condition of this Agreement by any party shall be valid unless set forth in a writing signed by such party. No such waiver shall be deemed to be a waiver of any other or similar provision or condition, or of any future event, act, breach or default, and no course of dealing shall be implied or arise from any waiver or series of waivers (written or otherwise) of any right or remedy hereunder.

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18.           Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

19.           No Conflicting Agreement. Executive hereby represents and warrants to Company that he is not subject to any existing non- competition or other restrictive agreements, clauses or arrangements, written or oral, that in any way prohibit or constrain in any material respect his acceptance of and/or performance of duties pursuant to this Agreement, or that in any manner circumscribe the scope of activities or other business that he is entitled to pursue and consummate on behalf of Company.

20.           Construction; Miscellaneous. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall be deemed to include the other genders (unless the context otherwise requires), the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits), the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement. All remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

LORDSTOWN MOTORS CORP.

By:	/s/ Daniel Ninivaggi
Name:	Daniel Ninivaggi
Its:	Chief Executive Officer

EXECUTIVE:

/s/ Adam Kroll
Adam Kroll

[Signature Page to Employment Agreement]